UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO
Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934
(Amendment No. _________)
New Valley Corporation
(Name of Subject Company)
Vector Group Ltd
VGR Holding Inc.
(Name of Filing Persons — Offerors)
Common Stock, par value $0.01 per share
(Title of Class of Securities)
649080-50-4
(CUSIP Number of Class of Securities)
Joselynn D. Van Siclen
Vice President and Chief Financial Officer
Vector Group Ltd.
100 S.E. Second Street
Miami, Florida 33131
(305) 579-8000
(Name, address and telephone number of person authorized
to receive notices and communications on behalf of filing persons)
Copies to:
Roland Hlawaty, Esq.
Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, New York 10005
(212) 530-5735

Calculation of Filing Fee

Transaction value*	Amount of filing fee

$75,972,894	$8,942

*	Estimated solely for the purpose of calculating the filing fee pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended, based on the product of (i) $7.90, the average of the high and low sales prices of common shares of New Valley Corporation and (ii) 9,616,822, the maximum number of common shares to be acquired pursuant to the offer.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $8,942.	Filing Party: Vector Group Ltd.
Form or Registration No.: Form S-4.	Date Filed: October 20, 2005.

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
Check the appropriate boxes below to designate any transactions to which the statement relates:
          ☒ third-party tender offer subject to Rule 14d-1.
          ☐ issuer tender offer subject to Rule 13e-4.
          ☐ going-private transaction subject to Rule 13e-3.
          ☒ amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

     This Tender Offer Statement on Schedule TO and combined Amendment No. 20 to the joint statement on Schedule 13D (together with the Schedule TO (as defined herein), the “Schedule TO”), is filed by Vector Group Ltd., a Delaware corporation (“Vector”), and its wholly owned subsidiary VGR Holding Inc., a Delaware corporation (“VGR”). The Schedule TO relates to the offer by VGR to exchange 0.461 of a share of Vector common stock for each outstanding common share of New Valley Corporation, on the terms and conditions contained in Vector’s prospectus, dated October 20, 2005, and in the related Letter of Transmittal, copies of which are incorporated by reference herein as Exhibits (a)(1) and (a)(2) (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).
Items 1 to 11.
     The information set forth in the Offer is incorporated herein by reference with respect to Items 1-11 of this Schedule TO.
Item 12. Exhibits.

(a)(1)	Prospectus dated October 20, 2005 (incorporated by reference from Vector’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on October 20, 2005 (the “Form S-4”)).
(a)(2)	Form of Letter of Transmittal (incorporated by reference to Exhibit 99.1 to the Form S-4).
(a)(3)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.2 to the Form S-4).
(a)(4)	Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees to Clients (incorporated by reference to Exhibit 99.3 to the Form S-4).
(a)(5)	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to Exhibit 99.4 to the Form S-4).
(a)(6)	Request from VGR Holding for stockholder list of New Valley (incorporated by reference to Exhibit 99.5 to the Form S-4).
(a)(7)	Pill v. New Valley Corporation, et al., (C.A. No. 1678-N) (incorporated by reference to Exhibit 99.6 to the Form S-4).
(a)(8)	Tombs v. New Valley Corporation, et al. (incorporated by reference to Exhibit 99.7 to the Form S-4).

(b)	None.
(d)	None.
(g)	None.
(h)	None.
Item 13. Information Required By Schedule 13e-3.
     Not applicable.

SIGNATURE
     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

VECTOR GROUP LTD.
By:	/s/ Joselynn D. Van Siclen
	Name:	Joselynn D. Van Siclen
	Title:	Vice President and Chief Financial Officer

VGR HOLDING INC.
By:	/s/ Joselynn D. Van Siclen
	Name:	Joselynn D. Van Siclen
	Title:	Vice President and Chief Financial Officer

Dated: October 20, 2005

EXHIBIT INDEX

(a)(1)	Prospectus dated October 20, 2005 (incorporated by reference from Vector’s Registration Statement on Form S-4 filed with the Securities and Exhange Commission on October 20, 2005 (the “Form S-4”)).
(a)(2)	Form of Letter of Transmittal (incorporated by reference to Exhibit 99.1 to the Form S-4).
(a)(3)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.2 to the Form S-4).
(a)(4)	Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees to Clients (incorporated by reference to Exhibit 99.3 to the Form S-4).
(a)(5)	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to Exhibit 99.4 to the Form S-4).
(a)(6)	Request from VGR Holding for stockholder list of New Valley (incorporated by reference to Exhibit 99.5 to the Form S-4).
(a)(7)	Pill v. New Valley Corporation, et al., (C.A. No. 1678-N) (incorporated by reference to Exhibit 99.6 to the Form S-4).
(a)(8)	Tombs v. New Valley Corporation, et al. (incorporated by reference to Exhibit 99.7 to the Form S-4).

(b)	None.
(d)	None.
(g)	None.
(h)	None.

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